Exhibit 77Q (1)(g)

After the close of business on November 14 2003 the Loomis Sayles Growth Fund Fund acquired all assets and liabilities of CDC Nvest large Cap Growth Fund Large Cap Growth Fund pursuant to a plan of reorganization approved by its shareholders on November 11 2003. The acquisition was accomplished by a tax-free exchange of 2397395 Class A shares of the Loomis Sayles Growth Fund for 1072307 shares of the Large Cap Growth Fund Class A 2628461 Class B shares of the Fund for 1296169 shares of the Large Cap Growth Fund Class B 216384 Class C shares of the Fund for 99268 shares of the Large Cap Growth Class C 101251 Class Y shares of the Fund for 46248 shares of the Large Cap
Growth Fund Class Y.   Large Cap Growth net assets at that date $25651741
including $1082424 of net unrealized appreciation were combined with those of the Fund. The aggregate net assets of the Fund immediately before the acquisition were $32638348. The combined net assets of the Fund immediately following the acquisition were $58290524.